Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231624, 333- 231625, 333-231626, 333-231627, and 333-233252) of Kontoor Brands, Inc. of our report dated March 1, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina
March 1, 2023